                                        September 9, 1996


Kenneth S. Shapiro, President
Welco Securities, Inc.
One Belmont Avenue, Suite 105
Bala Cynwyd, PA  19004


    Re:  Walnut Equipment Leasing Co., Inc.
         Offering of $40,000,000 in Senior Thrift Certificates


Dear Mr. Shapiro:

    This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in Section (b)(15) of Rule 2720 of the NASD Rules of Conduct (previously Sections 2(o) (1) - (7) of Schedule E to the NASD by-laws and referred to herein as "Rule 2720").

    Based upon our review of the registration statement, and the performance of "due diligence" as required in Rule 2720, it appears that the yields on the Certificates (which are based upon the computation set forth in Exhibit A to the Agreement to Act as "Qualified Independent Underwriter" dated September 9, 1996, which is filed as an Exhibit to the registration statement referred to hereafter,) being offered as of the date hereof as set forth on Exhibit B, also attached thereto, are no lower than those which we would recommend.

    We hereby consent to the use of our name as a "qualified independent underwriter," in the Registration Statement (SEC File No. 333-09145).

                                        Very truly yours,

                                        J.E. Liss & Company, Inc.


                                           /s/  Jerome E. Liss
                                        By:-------------------------
                                           Jerome E. Liss, President


cc: NASD Regulation, Inc.